Exhibit 12.1

Statement of Computation of Ratio of Earnings to Fixed Charges

                                                                                   Year Ended December 31,
                                          Six Months Ended   --------------------------------------------------------------------
                                            June 30, 2003        2002          2001          2000           1999           1998
                                          ----------------   ----------    ----------    ----------     ----------     ----------
Determination of earnings:
Income (loss) before income taxes .......    $   17,107      $   22,725    $   15,543    $  (10,847)    $   (7,784)    $  (12,342)
Fixed charges ...........................         1,485             691         1,314         1,806          1,073            260
                                             ----------      ----------    ----------    ----------     ----------     ----------
Total earnings, as defined ..............    $   18,592      $   23,416    $   16,857    $   (9,041)    $   (6,711)    $  (12,082)

Fixed Charges:

  Interest expense ......................    $      750      $       40    $      646    $    1,277     $      712     $       --
  Amortization of debt issuance costs ...           281              --            39            55             42             --
  Lease rental expense representative
    of Interest (1) .....................           454             651           629           474            319            260
  Preferred stock dividends .............            --              --            --            --             --             --
                                             ----------      ----------    ----------    ----------     ----------     ----------
Total fixed charges .....................    $    1,485      $      691    $    1,314    $    1,806     $    1,073     $      260

Ratio of earnings to fixed charges ......          12.5            33.9          12.8           N/A            N/A            N/A
Deficiency of earnings available
  to cover fixed charges ................           N/A             N/A           N/A    $   10,847     $    7,784     $   12,342

(1) Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.